Exhibit 23.2

CONSENT

The Board of Directors Mazor Robotics Ltd.:

We hereby consent to the references to our firm as an independent valuation specialist, and to the assistance we provided with respect to the valuation of warrants issued to investors on September 27, 2012, included under the heading “Warrants” of "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section included in the prospectus.

/s/ Financial Immunities Dealing Room Ltd.
Financial Immunities Dealing Room Ltd.

Rehovot, Israel
September  18, 2013